Exhibit 99.1

1. Each restricted stock unit (“RSU”) represents a contingent right to receive one share of Class A common stock of Arlington Asset Investment Corp. (the “Company”).

2. Represents annual grant of RSUs pursuant to the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) in connection with the reporting person’s service as a non-employee director of the Company. The RSUs vest immediately on the award grant date. Vested RSUs are converted into shares of Class A common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the reporting person’s separation from service on the board of directors or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

RSUs previously granted to the reporting person pursuant to Company’s 2011 Long-Term Incentive Plan (the “2011 Plan”) vested immediately on the award grant date. RSUs previously granted to the reporting person pursuant to Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) vested on the first anniversary of the award grant date. Under the 2011 Plan and the 2004 Plan, vested RSUs are converted into shares of Class A common stock on a one-for-one basis upon the reporting person’s separation from service on the board of directors.

The reporting person does not have voting rights with respect to, but receives dividend equivalent payments on, outstanding RSUs.

3. Represents: (i) 389 RSUs granted on June 9, 2006 pursuant to the 2004 Plan, which vested on June 9, 2007; (ii) 683 RSUs granted on June 8, 2007 pursuant to the 2004 Plan, which vested on June 8, 2008; (iii) 2,279 RSUs granted on June 5, 2008 pursuant to the 2004 Plan, which vested on June 5, 2009; (iv) 11,513 RSUs granted on June 1, 2009 pursuant to the 2004 Plan, which vested on June 1, 2010; (v) 4,679 RSUs granted on June 2, 2010 pursuant to the 2004 Plan, which vested on June 2, 2011; (vi) 3,180 RSUs granted on June 2, 2011 pursuant to the 2011 Plan, which vested on June 2, 2011; (vii) 4,111 RSUs granted on June 6, 2012 pursuant to the 2011 Plan, which vested on June 6, 2012; (viii) 3,178 RSUs granted on June 6, 2013 pursuant to the 2011 Plan, which vested on June 6, 2013; (ix) 3,158 RSUs granted on June 11, 2014 pursuant to the 2011 Plan, which vested on June 11, 2014; (x) 4,239 RSUs granted on June 10, 2015 pursuant to the 2014 Plan, which vested on June 10, 2015; and (xi) 6,349 RSUs granted on June 9, 2016 pursuant to the 2014 Plan, which vested on June 9, 2016. The number of RSUs granted on June 9, 2006, June 8, 2007, June 5, 2008 and June 1, 2009 have been adjusted to reflect the 1-for-20 reverse stock split that was effected on October 6, 2009.